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                                                               EXHIBIT 23.6

September 15, 1995

First Financial Management Corporation



We are aware of the incorporation by reference in the Proxy Statement and Prospectus of Employee Benefit Plans, Inc. and First Financial Management Corporation, which is made a part of the Registration Statement on Form S-4 of First Financial Management Corporation for the registration of its common stock, of our reports dated May 8 and August 4, 1995 relating to the unaudited consolidated interim financial statements of First Data Corporation included in the Current Reports on Form 8-K of First Management Corporation dated July 25 and September 11, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                     ERNST & YOUNG LLP




New York, New York